Exhibit 10.1

AGREEMENT FOR TERMINATION OF TRANSITION SERVICES AGREEMENT

This Agreement for Termination of Transition Services Agreement (the “Termination Agreement”) is made as of July 31, 2013 (the “Effective Date”) by and among POPULAR, INC., a bank holding company organized under the laws of the Commonwealth of Puerto Rico (“Popular”), EVERTEC GROUP, LLC., a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC”), and TARJETAS Y TRANSACCIONES EN RED TRANRED, C.A., a mercantile company organized under the laws of the Bolivarian Republic of Venezuela (“TRANRED”).

WITNESSETH:

WHEREAS, Popular, EVERTEC and TRANRED are parties to that certain Venezuela Transition Services Agreement dated as September 29, 2010, amended on July 1, 2011, and further amended on March 9, 2012 (“Transition Services Agreement”), pursuant to which EVERTEC provides certain Transition Services (as defined in the Transition Services Agreement) to TRANRED in connection with its financial transaction processing business in Venezuela;

WHEREAS, under the terms of the Transition Services Agreement, Popular agreed to indemnify and hold harmless EVERTEC for any material breach by Popular and/or TRANRED of the Transition Services Agreement and for any actions taken by EVERTEC at the direction of either Popular or TRANRED;

WHEREAS, Popular International Bank, Inc., an international banking entity organized under the laws of the Commonwealth of Puerto Rico (“PIBI”), is the owner of one hundred percent of the issued and outstanding stock of TRANRED, and PIBI, in turn, is a wholly owned subsidiary of Popular;

WHEREAS, PIBI and FINANCIERA FINANGENTE, S.A (“FINANGENTE”) entered into an agreement dated as of July 23, 2013 to sell all of the issued and outstanding stock of TRANRED to FINANGENTE (the “Stock Purchase Agreement”), and PIBI and FINANGENTE have effected the closing of the transactions contemplated in the Stock Purchase Agreement as of the Effective Date; and

WHEREAS, Popular, EVERTEC and TRANRED desire to terminate the Transition Services Agreement, as well as establish additional agreements as a result of such termination, in accordance with the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Termination of Transition Services Agreement. The parties hereby agree that, except as set forth below, the Transition Services Agreement be terminated as of the Effective Date.

2.

Confidentiality. The Transition Services Agreement shall be amended to add a new Section 7.2(d) as follows: “7.2(d) Notwithstanding anything in the Transition Services Agreement or any other agreement to the contrary, nothing herein shall prohibit EVERTEC or Popular from disclosing any Information of TRANRED or the Termination Agreement to (a) a Government Entity, (b) as required by Law (including International Trade Laws and applicable securities

Law) or in connection with a legal proceeding or process, or (c) from voluntarily disclosing Information to relevant Government Entities, including OFAC, in order to respond to information requests issued by the Government Entity or to qualify for mitigation from penalties for potential violations of Law, provided, however, that such the Receiving Party must notify the Disclosing Party of the disclosure prior to disclosing such Information and with reasonable time for the Disclosing Party to prepare a response.

3.	Survival. Notwithstanding the provisions of Section 6.1(g), upon termination of the Transition Services Agreement, the parties agree that, to the extent applicable:

a.	Article I (Definitions), Article V (Indemnification; Limitation of Liability), Article VII (Confidentiality), Article VI (Termination; Force Majeure), Article VIII (Books and Records), Article IX (Disputes) and Article X (Miscellaneous) (except for Section 10.6, which shall terminate concurrently with the termination of the Transition Services Agreement) (collectively, together with the matters set forth in Section 3.b of this Termination Agreement, the “Surviving Matters”), shall survive the termination of the Transition Services Agreement for all parties to the Transition Services Agreement provided however, that the parties agree that their respective indemnification obligations under Article V of the Transition Services Agreement shall survive (1) except for the Surviving Matters, solely with respect to those matters arising out of or related to performance, non-performance, or of a party’s obligations, covenants, representations, warranties on or before the Effective Date and (2) with respect to the Surviving Matters without limitation as to time; and

b.	Section 2.12 (Compliance with Law) and Section 4.1(b) (IT Systems) shall survive the termination of the Transition Services Agreement (1) with respect to a party’s performance, non-performance or breach on or prior to the Effective Time shall survive termination of the Transition Services Agreement without limitation as to time for all parties and (2) with respect to a party’s performance, non-performance or breach following the Effective Time shall survive termination of the Transition Services Agreement for TRANRED and EVERTEC only.

4.

Additional Agreements. Following termination of the Transition Services Agreement, the parties acknowledge that TRANRED will have and be in control of records, including electronic and paper records and data, which relate to the Business and to which EVERTEC may need access subsequent to the Effective Date in order to address any legal proceeding, legal or regulatory requirement or other legitimate business concern of EVERTEC. TRANRED agrees to retain all such records for the period of time (the “Retention Period”) such records are required to be maintained pursuant to (i) applicable Law and/or (ii) written notification to TRANRED by EVERTEC (each, a “Preservation Notice”). Upon receipt of a Preservation Notice, TRANRED agrees to provide EVERTEC access to all records and to furnish copies thereof which EVERTEC requests in the Preservation Notice and within the time period specified therein. TRANRED agrees to maintain all such documents to facilitate access to EVERTEC during the Retention Period. Furthermore, TRANRED agrees to ensure that employees with personal knowledge of relevant matters are available upon reasonable advance notice during normal business hours to provide EVERTEC with information relevant to Preservation Notices. TRANRED agrees to designate one or more employees to serve as points of contact with respect to responding to Preservation Notices. Popular agrees to assist EVERTEC in enforcing EVERTEC’s rights with respect to the foregoing.

5.	Agreement Binding. This Termination Agreement is binding upon and shall inure to the benefit of the parties’ heirs, executors, administrators, representatives, successors, and assigns.

Signatures on Next Page.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed and delivered by their respective officers thereunto on the date first above written.

POPULAR, INC.	EVERTEC GROUP, LLC

/s/ Iván Pagán	/s/ Mike Vizcarrondo
Iván Pagán	Mike Vizcarrondo
Senior Vice President	Executive Vice President

TARJETAS Y TRANSACCIONES EN RED TRANRED, C.A.

/s/ Iván Pagán
Iván Pagán
President

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